EXHIBIT 10.40
FIRST AMENDMENT TO THE ESCO TECHNOLOGIES INC.
2004 INCENTIVE COMPENSATION PLAN
WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. 2004 Incentive Compensation Plan (“Plan”) for the benefits of eligible employees; and
WHEREAS, the Company retained the right to amend the Plan pursuant to Section 15 thereof; and
WHEREAS, the Company desires to amend the Plan effective as of August 3, 2006:
NOW, THEREFORE, effective as of August 3, 2006, the Plan is amended as follows:
1. The last two sentences of section 9(c) are deleted.
2. . Section 9(d) is deleted in its entirety and Sections 9(e) and 9(f) are renumbered Sections 9(d) and 9(e) respectively.
3. The following is added at the end of Section 13(d):
     Provided, however, that the previous sentence shall not apply to the distribution under a Performance Share Award.
IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of August, 2006.